ARTHUR L. LITTLEWORTH, ESQ. (State Bar No. 22041)
BEST BEST & KRIEGER LLP
3750 University Avenue
400 Mission Square
Riverside, CA 92501
Telephone: (909) 686-1450

Special Counsel for City of San Buenaventura,
Defendant and Cross-Complainant

VENTURA COUNTY
SUPERIOR AND MUNICIPAL COURTS
FILED
MAR 7 - 1996
SHEILA GONZALEZ, Superior and Municipal Courts Executive Officer and Clerk
BY: ______________________, Deputy

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF VENTURA

UNITED WATER CONSERVATION DISTRICT,

Petitioner and Plaintiff,

vs.

CITY OF SAN BUENAVENTURA and DOES 1 through 1,000, Inclusive,

Respondent and Defendant.

LIMONEIRA COMPANY, ALTA MUTUAL WATER CO., et al.,

Intervenors

CITY OF SAN BUENAVENTURA,

Cross-Complainant,

vs.

LIMONEIRA COMPANY, ALTA MUTUAL WATER CO., et al.,

Cross-Defendants.

CASE NO. 115611

(Complaint filed April 9, 1991)

JUDGMENT

RECITALS

(a) Complaint. On or about April 9, 1991, the United Water Conservation District (sometimes "District") filed its Petition for Writ of Mandate and Complaint against the City of San Buenaventura (sometimes "City"). The pleadings alleged a violation of the California Environmental Quality Act with respect to the proposed construction by the City of a new well or wells in the Santa Paula Basin (sometimes "Basin"), the expansion of an existing water conditioning facility, and increased extractions from the City's Saticoy wells. The Complaint further alleged that the Santa Paula Basin was in a condition of overdraft or threatened overdraft, and that the City's proposed production of water therefrom, together with the pumping of others from the Basin, would exceed the safe yield thereof. In its First Amended Petition for Writ of Mandate and Complaint, the District alleged on information and belief that there was no surplus or temporary surplus available in the Basin for appropriation by the City.

(b) Complaint in Intervention. By stipulation and order filed June 18, 1991, pumpers from the Santa Paula Basin were allowed to intervene. By stipulation and order filed February 20, 1996, plaintiffs in intervention were allowed to file a first amended complaint in intervention naming the following Santa Paula Basin pumpers as plaintiff intervenors: Limoneira Company, Alta Mutual Water Company, Inc., Aliso Vista Ranch, Associated Concrete Products, Inc., Farmers Irrigation Company, Inc., Hampton Canyon Ranch, Leavens Ranches, John McConica II, John McGrath & Sons,

Nichols Associates, Petty & Petty, Robert L. Pinkerton & Sons, Rancho Attilio, Rancho Filoso, J. M. Sharp Company, Southern Pacific Milling, Thermal Belt Mutual Water Company, Inc., Walking Beam Ranches, We 5 Properties, Randall Axell as Trustee of the Dorothy E. Axell Trust, Basso Properties, Billiwhack Ranch, Frank R. Brucker as Trustee of the Frank R. Brucker Trust, Casa De Oro Ranch, Nola Clow as Trustee of the Monte Clow Estate, Gladys Daily Coffman, Paul R. and Irene Cummings & Sons, Flying-D Ranch, Evergreen Ranch AKA San Miguel Products, J. J. & H. H. Finch, Galbreaith Brothers, Inc., Gooding Ranch (John F. Gooding), Eva Gregory as Trustee of the Gregory Family Trust, Elizabeth Broome Grether, Ann B. Priske, John S. Broome Jr. as Trustee of the John S. Broome Jr. Trust, Hadley-Williams Partnership, Regents of the University of California, Headley Property Corporation, La Mesa Partnership #1, Fred Malzacher, John R. McConica et al., John R. McConica II et al., Alice C. Newsom as Trustee of the Newsom Family Trust, Nutwood Farms, Roger Orr as Trustee of the Orr Family Trust, Panamerican Seed, Pear Blossom Town & Country Market, Inc., Wesley Pinkerton Estate, W. B. Pinkerton Limited Partnership, W. J. Pinkerton Estate Ranch #1 & #2, R. F. Robertson as Trustee of the Robertson Family Trust, Santa Paula Basin Pumpers Association, City of Santa Paula, Saticoy Foods Corp., Frank Silva, John Shores Family Partnership, Shozi Brothers, Tri-Leaf Nursery (Bruce Arikawa), Tucker Ranch, William Wallace, James W. Williams III. Intervenors sought an adjudication of water rights in the Santa Paula Basin.

(c) Answers and Cross-Complaint. On or about September 27, 1991, the City of San Buenaventura answered the first amended pleadings of the District and the Complaint in Intervention, and filed a cross-complaint against Intervenors, alleging that the Santa Paula Basin was not then in a condition of overdraft, that surplus or temporary surplus water was available for appropriation, and seeking a declaration of water rights. Subsequently, answers were filed to the City's Cross-Complaint.

(d) Parties. The plaintiff United Water Conservation District is a public agency duly organized and operating under the provisions of Division 21 of the Water Code of the State of California, Sections 74000 through 76501. The defendant City of San Buenaventura is a charter city of the State of California, situated in the County of Ventura, California. Intervenors all pump water from the Santa Paula Basin and include individuals, trusts, partnerships, corporations, mutual water companies, and the City of Santa Paula, a general law city. Intervenors are all members of the Santa Paula Basin Pumpers Association (sometimes "Association" or "SPBPA"), and hereinafter are referred to under those names. The Association shall be included within the meaning of a "party" as used in this Judgment, and all motions on behalf of the Intervenors shall be made by and through the Association, unless an Intervenor makes a request to the Association to bring such a motion and the Association refuses, and provided that this provision shall not be used to involve the City or United in the internal affairs of the Association and its members.

(e) Settlement Negotiations. All of the parties have an interest in the Santa Paula Basin, and in the proper management and protection of both the quantity and quality of this important groundwater supply. The Basin is a significant water resource in the County of Ventura. Members of the Santa Paula Basin Pumpers Association and the City of San Buenaventura exercise rights to pump water from the Basin for reasonable and beneficial uses. The United Water Conservation District does not produce water from the Basin, but the Basin is located within its boundaries and the District is authorized to engage in groundwater management activities and to commence actions to protect the water supplies which are of common benefit to the lands within the District or its inhabitants. Recognizing the need to work together in order to achieve proper basin management and the protection of all uses against overdraft, the parties have joined in extensive technical studies and settlement negotiations. Much engineering, hydrologic and geologic data not previously known have been collected and analyzed by the United Water Conservation District, and verified by the parties. Included therein are estimates of recent pumping from the Basin. The results of these efforts provide the foundation for this Judgment, although all parties recognize that more data and knowledge based upon continued experience and studies are needed. Such data are included in the Engineering Appendix, and made a part hereof.

(f) Assumed Initial Yield. For a period of seven years commencing January 1, 1996, and until modified by the full agreement of the Technical Advisory Committee or by Court order,

the parties have agreed that the assumed initial yield of the Basin shall be considered to be 33,500 acre-feet annually, which corresponds to the maximum amount of recent pumping. This amount, however, does not necessarily represent the safe yield of the Basin on a long term basis. United believes that the additional monitoring and studies called for in Paragraph 4 will show that the safe yield of the Basin is less than this amount. The Association and the City do not necessarily agree with United in this regard. This Judgment represents the beginning of a program of basin management, including the regulation of pumping, which is aimed at meeting the reasonable water supply needs of the parties, including protection for historic users, without harm to the Basin. The Judgment is not a determination of water rights, but represents a complete physical solution under Article X, Section 2 of the California Constitution. All pre-existing water rights to groundwater within the Basin held or claimed by any party are hereby settled and defined in terms of the pumping allocations and obligations provided under this Judgment. The respective allocations for each party are expressly set forth in Paragraph 3, subject to modification as provided herein. Any rights to surface water held by the parties are not affected by this Judgment, including but not limited to those rights held by the City of Santa Paula which were the subject of Santa Paula Water Works, et al. v. Julia Peralta (1896) 113 Cal. 38.

DECREE

IT IS HEREBY ORDERED, ADJUDGED AND DECREED:

1. Santa Paula Basin. The boundaries and other relevant features of the Santa Paula Basin are shown upon a map attached hereto as Exhibit "A" and made a part hereof. The Santa Paula Basin is a groundwater basin approximately ten miles in length extending from an area east of the City of Santa Paula to the Saticoy area on the west. The width of the Basin varies from 2 to 3.5 miles, and the surface area of the Basin contains approximately 13,000 acres. The Basin is traversed along its southerly boundary by the Santa Clara River which is a principal source of replenishment to the Basin. The Basin is also recharged by percolation from Santa Paula Creek and other minor tributaries, from subsurface inflow from the Fillmore Basin, from precipitation, and from return flows from applied water. The Basin contains two distinct aquifer systems. One consists of relatively shallow, unconfined alluvial deposits associated generally with the floodplain of the Santa Clara River. The other is comprised of deeper, confined aquifer systems within the San Pedro Formation.. The deepest part of the Basin is approximately 4,000 feet, and approximately 4,900,000 acre-feet of water are contained in storage. Well depths of existing wells vary to a maximum depth of approximately 1000 feet. While there have been periodic declines in water levels within the Basin, the City and the SPBPA agree that the Basin is not currently in a state of overdraft. The groundwater within the Basin, and any extractions thereof, are subject to the Judgment. The parties will

operate the Basin and monitor groundwater extractions in conformance with the provisions of the Judgment so as to avoid overdraft and minimize potential adverse impacts. Within the meaning of this Judgment, the term Basin does not include surface water as it may exist from time to time in Santa Paula Creek or in the Santa Clara River.

2. Wells Pumping from Basin. The wells described on Exhibit "B," attached hereto and made a part hereof, are determined for purposes of this Judgment to be producing water from the Santa Paula Basin.

3. Pumping Allocations. For a period of seven years commencing January 1, 1996, the following pumping allocations shall apply:

(a) Members of the Santa Paula Basin Pumpers Association shall have a cumulative allocation to pump on average 27,500 acre-feet annually. Any person producing groundwater from the Basin and not a party to the Judgment is referred to herein as a nonparty. The 27,500 acre-feet annual allocation shall be held in trust by the Association for the benefit of the members of the Association and any nonparties, and it shall be distributed among the members of the Association and nonparties as follows:

SANTA PAULA GROUNDWATER BASIN

PARTY ALLOCATIONS

Party Name	Individual Party Allocations
Aliso Vista Ranch	1.8
Alta Mutual Water Company, Inc.	758.1
Associated Concrete Products, Inc.	5.8
Randall Axell as Trustee of the Dorothy E. Axell Trust	362.3
Basso Properties	43.4
Billiwhack Ranch	161.4
Frank R. Brucker as Trustee of the Frank R. Brucker Trust	121.8
Casa De Oro Ranch	99.3
Nola Clow as Trustee of the Monte Clow Estate	33.6
Gladys Daily Coffman	97.0
Paul R. and Irene Cummings & Sons	50.7
Flying-D Ranch	321.2
Evergreen Ranch AKA San Miguel Products	282.3
Farmers Irrigation Company, Inc.	9,406.4
J.J. & H.H. Finch	201.4
Galbreaith Brothers Inc.	78.4
Gooding Ranch (John F. Gooding)	101.8
Eva Gregory as Trustee of the Gregory Family Trust	50.7
Elizabeth Broome Grether, Ann B. Priske, John S. Broome Jr. as Trustee of the John S. Broome Jr. Trust	97.6
Hadley-Williams Partnership	129.2
Hampton Canyon Ranch	21.9

Party Name	Individual Party Allocations
Regents of the University of California	23.1
Headley Property Corporation	763.5
La Mesa Partnership #1	469.5
Leavens Ranches	297.0
Limoneira Company	3,173.1
Fred Malzacher	3.2
John McConica II	24.7
John R. McConica et al.	5.8
John R. McConica II et al.	70.8
John McGrath & Sons	101.9
Alice C. Newsom as Trustee of the Newsom Family Trust	138.1
Nichols Associates	46.7
Nutwood Farms	126.4
Roger Orr as Trustee of the Orr Family Trust	193.9
Panamerican Seed	410.3
Pear Blossom Town & Country Market, Inc.	33.1
Petty & Petty	116.0
Robert L. Pinkerton & Sons	62.1
Wesley Pinkerton Estate	61.9
W. B. Pinkerton Limited Partnership	39.1
W. J. Pinkerton Estate Ranch #1 & #2	291.2
Rancho Attilio	335.8
Rancho Filoso	119.6
R. F. Robertson as Trustee of the Robertson Family Trust	39.1

Party Name		Individual Party Allocations
City of Santa Paula		6,085.5
Saticoy Foods Corp.		134.0
Frank Silva		108.6
J. M. Sharp Company		167.3
John Shores Family Partnership		126.7
Shozi Brothers		66.2
Southern Pacific Milling		107.5
Thermal Belt Mutual Water Company, Inc.		497.3
Tri-Leaf Nursery (Bruce Arikawa)		8.8
Tucker Ranch		68.0
Walking Beam Ranches		13.0
William Wallace		2.9
We 5 Properties		9.8
James W. Williams III		27.6
Santa Paula Basin Pumpers Association as Trustee for the following Nonparties:		704.8
ABC Rhubarb Farms	31.1	
Andrew Alsono	1.1	
Patricia Conklin	2.7	
Thomas Courtmarche	1.0	
G. Dominguez	0.9	
William Garman	2.0	
Juanamaria Land Company	220.0	
Albert Kimura	37.5	
Tama Kimura	55.9	
Madeline Lassich	1.1	
Richard Ray	0.1	

Party Name	Individual Party Allocations
Thomas H. Vint	4.9
Southern California Edison Co.	12.5
Ventura County, Jail Property	172.2
Ventura County, Parks Department	131.0
Ventura Unified School District	30.8
TOTALS:	27,500.0

The Association shall use its continuing best efforts to obtain the voluntary joinder of any nonparty to the Judgment. Any party may initiate legal proceedings to compel the joinder of any nonparty. The Technical Advisory Committee shall monitor and annually report the individual and cumulative groundwater production by all nonparties. Both the groundwater production of the Association and the groundwater production of the nonparties shall be attributed to the cumulative annual allocation available for the Association as set forth in Paragraph 3(c). In the event the combined pumping of the Association and the nonparties exceed the Association's allocation as provided in Paragraph 3(c), the Association shall be responsible for the over-production, and shall reduce its future groundwater production by an amount sufficient to offset the quantity of over-production by the nonparties. Under no circumstances shall the combined production by members of the Association and the nonparties exceed the Association's allocation

provided in Paragraph 3(c), subject to the provisions of Paragraph 5(b) and 5(d).

Water produced pursuant to this allocation shall be applied to reasonable and beneficial uses within the Basin, except for lands located outside of the Basin which are presently supplied with Basin water. Such lands are described in Exhibit "C," attached hereto and made a part hereof. No additional exports shall be allowed. Groundwater supplied to the customers of the City of Santa Paula is not an "export" within the meaning of the Judgment. To the extent that the City pumps water at the request of Alta Mutual Water Company for delivery to the Company's customers, such amounts of water shall be charged against the allocation attributable to Alta Mutual Water Company and not against the City's allocation. The City shall report annually to the Association the amount of all water delivered on behalf of the Alta Mutual Water Company.

(b) The City of San Buenaventura shall have an allocation to pump on average 3,000 acre-feet annually for distribution in its municipal water supply system, and for reasonable and beneficial uses by its customers. The City's present production is from a well known as Saticoy 2, and in the future its allocation may be pumped in whole or in part from an additional well proposed to be drilled, known as Saticoy 3, the proposed site of which is in the west end of the Basin approximately 1000 yards from Saticoy 2.

(c) The cumulative pumping allocation in Paragraph 3(a) and the City's allocation in Paragraph 3(b) shall be based on calendar years and shall be averaged over seven years commencing January 1, 1996. The parties are not limited to their respective allocations in any single year, but may produce seven times their average annual allocations over the seven-year period. Thereafter, and until modified by full agreement of the Technical Advisory Committee or Court order, the applicable seven year period shall be the immediately preceding seven calendar years. In the event reductions in allocations are required pursuant to Paragraph 6, the reductions shall be implemented prospectively so that any portion of a party's unused allocation accrued during the immediately preceding seven year period is not lost or forfeited. Pumping within these allocations may occur from present wells, from replacement wells, or from new wells.

(d) Upon review of the Technical Advisory Committee, the Association and the City may agree in writing to permit extractions from the Basin in addition to these pumping allocations, either in view of hydrologic conditions in the Basin, or to meet specific individual needs, or as part of a program to determine whether surplus water exists, and if so, to what extent.

(e) During the first seven year period commencing January 1, 1996, the difference between the total pumping allocations of the City and the Association, and the assumed yield for that period, namely, 3000 acre-feet annually, shall be

AL297210

available to meet the needs of the City under a Class II emergency, pursuant to the requirements of Paragraph 7 hereof.

4. <u>Basin Monitoring and Studies</u>. A Technical Advisory Committee shall be formed with equal representation from the United Water Conservation District, the City of San Buenaventura, and the Santa Paula Basin Pumpers Association. Appointments to the Committee shall be in the discretion of the respective parties, but at least one representative of each party shall have technical qualifications appropriate to the tasks of the Committee. To the extent possible, the Technical Advisory Committee shall work by consensus. Disputes may be resolved on motion to the Court brought by any of the parties, or through independent arbitration, provided that an effort is first made to resolve the matter in accordance with the provisions of Paragraph 17(d). The Committee initially shall establish a program to monitor conditions in the Basin, including but not necessarily limited to verification of future pumping amounts, measurements of groundwater levels, estimates of inflow to and outflow from the Basin, increases and decreases in groundwater storage, and analyses of groundwater quality. In addition, the Committee shall undertake or cause to be made studies which may: assist in determining the amount of water which can be taken from the Basin without causing overdraft; assist in determining whether surplus or temporary surplus water exists, and if so, to what extent; identify additional replenishment sources for the Basin; develop programs for the conjunctive use and operation of the Basin; and provide such other information as may be useful in developing a management plan for operation of the Basin. The

Committee shall also consider and attempt to agree upon the safe yield of the Basin. The United Water Conservation District shall have the primary responsibility for collecting, collating and verifying the data required under the monitoring program, and shall present the results thereof in annual reports to the Technical Advisory Committee.

5. Future Pumping. At the end of the initial seven year period provided herein, any party, or the Technical Advisory Committee if it is in full agreement, may seek to have the Court review the assumed initial yield agreed to in Paragraph (f), and the pumping allocations provided in Paragraphs 3(a) and 3(b), and to determine the safe yield of the Basin. If no such review is sought, these pumping allocations shall remain in effect until further order of the Court.

(a) Any party or the Committee seeking such a review and determination shall file with the Court as part of its motion a written report including its recommendation and the data in support thereof. The report may recommend that the assumed initial yield of 33,500 acre-feet annually be adjusted either upward or downward, or otherwise modified. The Court shall conduct a hearing on the recommendation. The parties' Stipulation to use an assumed initial yield of 33,500 acre-feet annually for the first seven years shall have no bearing on any party's right to seek a safe yield determination that is either greater or less.

(b) If the Court finds that the safe yield of the Basin is greater than 30,500 acre-feet annually, or that temporary surplus may exist under certain conditions, the City of San Buenaventura and the Santa Paula Basin Pumping Association may both apply to increase their respective pumping allocations, and the Court relying upon established principles of water law shall determine how the additional water shall be allocated.

(c) If the Court finds that the safe yield of the Basin is less than the total pumping allocations provided in Paragraphs 3(a) and 3(b), then the pumping allocations of the parties shall be reduced in accordance with Paragraph 6, unless the Court finds that certain practical measures may be taken that will prevent harm to the Basin or to existing users.

(d) If either the Technical Advisory Committee or any party recommends a more flexible management plan for the operation of the Basin, the Court shall have authority after noticed hearing to modify the pumping allocations of the parties, provided that any such modifications will promote the more efficient use of the groundwater supply, will not result in overdraft or harm to existing users, and will not modify the priorities identified in Paragraph 6.

6. <u>Overdraft</u>. At the end of the seven-year period provided herein, and upon motion and hearing as provided in Paragraph 5(a), if the Court finds that the safe yield of the Basin is less than the total pumping allocations provided in Paragraphs 3(a) and 3(b),

reductions in pumping shall be required in the following order of priority:

(a) Stage 1. All uses in excess of the pumping allocations provided in Paragraph 3(a) and 3(b) shall first be cut back.

(b) Stage 2. The cumulative pumping allocation of the Santa Paula Basin Pumpers Association shall be reduced by 500 acre-feet annually, such reduction reflecting reasonable conservation that can be achieved. The Association shall determine how any reduction in its cumulative allocation required under any Stage of Paragraph 6 shall be implemented.

(c) Stage 3. The pumping allocation of the City of San Buenaventura shall be reduced to 1141 acre-feet annually, such amount reflecting the City's annual historical maximum production prior to commencement of this action.

(d) Stage 4. The remaining pumping allocations of the parties shall be further reduced simultaneously by the following amounts: 2000 acre-feet annually by the Santa Paula Basin Pumpers Association, and 500 acre-feet annually by the City of San Buenaventura.

(e) Stage 5. The City of San Buenaventura shall cease pumping from the Basin.

(f) Stage 6. The remaining pumping allocation of the Santa Paula Basin Pumpers Association shall be reduced by whatever amount is required to bring production into balance with the safe yield of the Basin.

The timing of each reduction set forth above shall be determined by the Court, allowing sufficient time between stages to determine whether any further cutbacks are necessary. The Technical Advisory Committee shall attempt to develop a trigger perhaps based upon water levels, to determine when overdraft is deemed to commence and reductions in pumping are required. In the event the Technical Advisory Committee is unable to agree upon such a trigger, the issue of the commencement of overdraft, and required reductions in pumping, shall remain within the jurisdiction of the Court, to be decided upon motion of any party.

7. Emergency Pumping. Notwithstanding the provisions of Paragraphs 3(b), 5(c) and 6, and in addition to the amounts available thereunder, the City of San Buenaventura shall have the right, under the conditions hereinafter set forth, to pump water from the Basin during an emergency in order to reasonably supply public needs. Before this section applies, the City shall first meet its needs from any supplies that are reasonably available from City sources other than the Basin. The rights under this Paragraph shall apply only so long as an emergency exists.

(a) An emergency causing a water shortage may result from a sudden and unexpected occurrence such as fire, flood,

earthquake, contamination, systems failure, or extraordinary peak demand, hereinafter referred to as a Class I Emergency. An emergency may also result from a long-term drought situation affecting especially the City's surface water supplies, hereinafter referred to as a Class II Emergency.

(b) The City shall have the right to pump up to 300 acre-feet annually under a Class I Emergency provided that it gives prompt notice to the parties and the Technical Advisory Committee. Such notice shall include a description of the emergency, an explanation of the unavailability of other non-Basin supplies, the expected duration of the emergency, and an estimate of the amount of water required. Any party by motion may challenge the City's pumping under this emergency provision, and if successful, the amount of water pumped under the claim of emergency shall be charged against the City's pumping allocation. The City may pump more than 300 acre-feet annually under a Class I Emergency with the full approval of the Technical Advisory Committee or by order of Court. The City shall not be required to give more than 72 hours notice of any motion seeking Court approval for additional emergency pumping.

(c) The City shall be required to obtain full approval of the Technical Advisory Committee or the Court prior to any emergency pumping under a Class II Emergency. As a prerequisite to any such approval, the City must have in force drought conservation measures at least as stringent as those required in Resolution No. 90-16 adopted February 26, 1990 and in Ordinance No. 90-3 adopted

March 20, 1990, as amended. During the initial seven year period, the amount of water available for a Class II Emergency shall not exceed 3000 acre-feet annually as provided in Paragraph 3(e). Thereafter, there shall be no limit on the amount of water used for such Class II Emergency, provided: that the City render annual reports to the Court and parties concerning its past and projected use of emergency water; that the City mitigate all adverse impacts upon Intervenors, or any of them, caused by the City's emergency pumping; and provided that if the Intervenors or any of them should be required to reduce their respective individual pumping allotments in order to allow the City to pump emergency water under this Paragraph 7(c), the City shall pay the actual damages suffered by such Intervenors. Any such damages shall be determined by the Court under its continuing jurisdiction, and no claim under Government Code, Sections 900 _et seq_. shall be required.

8. _Local Well Interference_. The City's Saticoy 2 well is located in close proximity to two wells identified as 2N 22W 02 K02 and 2N 22W 02 K08 (Wittenberg-Livingston Inc.), and is about 400 feet away from Alta Mutual Water Co. Well No. 9, and about 2600 feet away from the Grether Well 35Q-02. The City's proposed Saticoy 3 well is proposed to be drilled in the same locality, and would be about 1800 feet away from the Grether Well. In the event that production from either or both of these City wells causes unreasonable interference with production from any of the wells herein identified, the City shall mitigate such impacts. Mitigation may include, but shall not be limited to, scheduling pumping so as to avoid interference, paying the cost of lowering

the bowls in or deepening the affected wells, or producing water from City wells for use by the owners of such affected wells at costs the owners might otherwise have incurred. Any water produced from the Basin by the City for the benefit of such owners shall be charged against the cumulative pumping allocation of the Santa Paula Basin Pumpers Association. Nothing herein shall preclude any party from seeking relief against any other party for unreasonable well interference.

9. Regulating Pumping within the SPBPA. It shall be the responsibility of the Santa Paula Basin Pumpers Association to keep the total amount of water pumped by its members within the cumulative pumping allocation provided herein. In the event the Association fails to do so, the Court retains jurisdiction over the individual members as parties to this action, and shall issue such orders affecting the individual pumping of the parties as may be required. Successors in interest to any of the parties who are members of the Association shall be joined as parties to the action.

10. Transfers. Upon providing written notification to the Technical Advisory Committee, any party may transfer to any other party or person all or any part of its individual allocation provided in Paragraph 3(a), or as subsequently determined by the Court. Reasonable notice shall be given to the Committee prior to any proposed transfer of any such allocation apart from the land where the water has been used. Any such transfer shall be subject to all provisions of the Judgment, and any transferee not a party

to the action shall be required to join as a party in order for the transfer to be effective. Any transfer to the City of San Buenaventura shall reduce the allocation of the Santa Paula Basin Pumpers Association by the amount of the transfer.

11. Storage of Water. Nothing in this Judgment is intended to preclude the underground storage of water in the Basin provided:

(a) That the water to be stored is imported, or is reclaimed or native water that would otherwise waste to the ocean or would not replenish the Basin.

(b) That the storage program is approved in advance by the full agreement of the Technical Advisory Committee.

(c) That the storage program will not adversely impact the water quality of the Basin.

(d) That the storage program will not cause injury to any vested rights.

(e) That in the event the storage of water causes the Basin to spill, the first water lost to the Basin shall be deemed to be the stored water.

(f) That title may be retained to water stored underground pursuant to this Paragraph, and the stored water less

losses may be pumped in addition to the pumping allocations, provided no injury is caused to any Intervenor or party.

12. Forfeiture. It is in the interest of sound Basin management that no party be encouraged to take or use more water than is actually required. Failure to produce all of the water to which a party is entitled under this Judgment shall not, in and of itself, be deemed to constitute an abandonment or forfeiture of such party's right, either in whole or in part. Abandonment, forfeiture or extinction of any pumping allocation or right decreed herein shall occur only upon written election filed by the party, or upon motion filed by any party or the Technical Advisory Committee, and after hearing thereon. In either case, such loss of right shall be expressly confirmed by order of this Court.

13. Inter-Basin Litigation. In the event of future litigation between any party to this action and water users or water rights holders in basins contiguous or adjacent to the Basin, the parties hereto shall exercise good faith cooperation to preserve and protect their collective pumping allocations settled and determined under this Judgment.

14. Injunction. The parties and each of them, and their agents, successors and assigns, are enjoined from extracting any more water from the Santa Paula Basin than is permitted under this Judgment, and from otherwise violating the terms hereof.

15. CEQA Dismissal. The causes of action brought by the United Water Conservation District alleging violations of the California Environmental Quality Act are hereby dismissed.

16. Costs and Attorney Fees. Each party shall bear its own costs and attorney fees.

17. Continuing Jurisdiction. Full jurisdiction, power and authority are retained and reserved by the Court for the purpose of enabling the Court, upon motion of any party and after hearing thereon:

(a) to make such further or supplemental orders or directions as may be necessary or appropriate for the interpretation, enforcement or carrying out of this Judgment;

(b) to determine any dispute between or among the parties concerning the Judgment; and

(c) to modify, amend or amplify any of the provisions of this Judgment whenever in the Court's opinion a substantial change in circumstances, or experience under the Judgment, or the results of new data and studies, justify or require such modification, including modification of the safe yield of the Basin and the pumping allocations, as provided in Paragraph 5.

(d) Prior to any party or the Technical Advisory Committee filing a motion for judicial review or dispute resolution

under this Judgment, the party shall provide written notice of its intention, together with a brief summary of the basis for the request, to United, the City and the Association. Upon receipt of such request and within 30 days from the date of the notice, United, the City and the Association shall meet to attempt promptly to resolve the dispute without resort to judicial action. This provision shall not apply in the event of an emergency, either Class I or Class II.

MAR 7 - 1996

DATED: _______________, 1996.

JOHN L. HUNTER
Judge of the Superior Court

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BOUNDARY OF SANTA PAULA GROUNDWATER BASIN SETTLEMENT



22W-21W
21W-20W
N
0
1 Miles
Active Wells
Water
Freeways
Roads
Streets
Basin
ALISO
WHEELER
ADAMS
FOOTHILL RD
TELEGRAPH RD
4N
3N

EXHIBIT A

Santa Paula Groundwater Basin

WELLS AND OWNERS LIST

State Well No.	Name
03N/21W-16P01	ABC RHUBARB FARMS
03N/22W-23Q01	ALISO VISTA RANCH
03N/21W-21M01	ANDREW ALSONO
02N/22W-02K07	ALTA MUTUAL WATER COMPANY, INC.
03N/21W-29K01	ASSOCIATED CONCRETE PRODUCTS, INC.
03N/21W-16P02	DOROTHY E. AXELL TRUST
03N/21W-16P04	DOROTHY E. AXELL TRUST
03N/21W-09J01	BASSO PROPERTIES
03N/22W-23F02	BILLIWHACK RANCH
03N/21W-29F01	FRANK R. BRUCKER TRUST
03N/21W-20F01	CASA DE ORO RANCH
02N/22W-02K09	CITY OF SAN BUENAVENTURA
03N/21W-20A01	NOLA CLOW TRUST
03N/22W-35N01	GLADYS DAILY COFFMAN (c/o McAVOY)
03N/21W-21D02	PATRICIA CONKLIN
03N/21W-21G01	THOMAS COURTMARCHE
03N/21W-12E07	G. DOMINGUEZ
03N/21W-19R01	EVERGREEN RANCH
03N/21W-09R04	FARMERS IRRIGATION COMPANY, INC.
03N/21W-12E04	FARMERS IRRIGATION COMPANY, INC.
03N/21W-12E08	FARMERS IRRIGATION COMPANY, INC.
03N/21W-12F03	FARMERS IRRIGATION COMPANY, INC.
03N/21W-16K01	FARMERS IRRIGATION COMPANY, INC.
03N/21W-16K02	FARMERS IRRIGATION COMPANY, INC.
03N-21W-16K03	FARMERS IRRIGATION COMPANY, INC.

State Well No.	Name
03N/21W-19H06	FARMERS IRRIGATION COMPANY, INC.
03N/21W-19H07	FARMERS IRRIGATION COMPANY, INC.
03N/22W-34Q02	J.J. AND H.H. FINCH
03N/21W-10M01	FLYING "D" RANCH
03N/21W-17Q01	GALBREAITH/PINKERTON/ROBERTSON
02N/22W-02N04	WILLIAM GARMAN
03N/21W-09K02	GOODING RANCH
03N/21W-19L01	GREGORY/CUMMINGS
03N/22W-35Q02	ELIZABETH GRETHER
03N/21W-19A02	HAMPTON CANYON RANCH
03N/22W-36K02	HEADLEY PROPERTY CORPORATION
03N/22W-36R01	HEADLEY PROPERTY CORPORATION
02N/22W-03E01	JUANAMARIA LAND CO./HADLEY/WILLIAMS
03N/21W-11H03	ALBERT KIMURA
03N/21W-11H01	TAMA KIMURA
03N/21W-16E01	LA MESA PARTNERSHIP #1
03N/21W-17R01	LA MESA PARTNERSHIP #1
03N/21W-29B02	MADELINE LASSICH
02N/22W-03M03	LEAVENS RANCHES
03N/22W-24R01	LEAVENS RANCHES
03N/21W-01N02	LIMONEIRA COMPANY
03N/21W-02P01	LIMONEIRA COMPANY
03N/21W-02Q01	LIMONEIRA COMPANY
03N/21W-02R02	LIMONEIRA COMPANY
03N/21W-19G02	LIMONEIRA COMPANY
03N/21W-30F01	LIMONEIRA COMPANY
03N/21W-30H04	LIMONEIRA COMPANY

State Well No.	Name
03N/21W-31B01	LIMONEIRA COMPANY
03N/21W-31E03	LIMONEIRA COMPANY
03N/21W-21G03	FRED MALZACHER
02N/22W-03Q02	JOHN McCONICA, II
03N/21W-21B01	JOHN McCONICA, II, ET AL.
03N/21W-21B03	JOHN McCONICA, II, ET AL.
02N/22W-02N01	JOHN R. McCONICA, ET AL.
03N/21W-20R02	JOHN McGRATH & SONS
03N/21W-21E05	JOHN McGRATH & SONS
03N/21W-21F03	JOHN McGRATH & SONS
03N/21W-21G02	JOHN McGRATH & SONS
03N/21W-11A01	NEWSOM FAMILY TRUST
03N/22W-36H01	NICHOLS ASSOCIATES
03N/22W-36H02	NICHOLS ASSOCIATES
03N/22W-36J01	NUTWOOD FARM
03N/22W-36J02	NUTWOOD FARM
03N/21W-20J03	ORR FAMILY TRUST
03N/21W-20K01	PANAMERICAN SEED
03N/21W-20M01	PANAMERICAN SEED
03N/21W-20P02	PANAMERICAN SEED
03N/21W-10E01	PEAR BLOSSOM TOWN & COUNTRY MARKET, INC.
03N/22W-36K04	PETTY & PETTY
03N/22W-36K05	PETTY & PETTY
03N/21W-17P02	ROBERT L. PINKERTON & SONS
03N/21W-21E01	WESLEY PINKERTON
03N/21W-16E02	W.J. PINKERTON ESTATE RANCH
03N/21W-29B03	W.J. PINKERTON ESTATE RANCH

State Well No.	Name
02N/22W-02K02	RANCHO ATTILIO
02N/22W-02K08	RANCHO ATTILIO
02N/22W-02Q01	RANCHO ATTILIO
03N/21W-09K03	RANCHO FILOSO
03N/22W026P01	RICHARD RAY
03N/22W-34R02	REGENTS OF UNIVERSITY OF CALIFORNIA
03N/21W-11D02	CITY OF SANTA PAULA
03N/21W-11E02	CITY OF SANTA PAULA
03N/21W-11F03	CITY OF SANTA PAULA
03N/21W-11J02	CITY OF SANTA PAULA
03N/21W-15C02	CITY OF SANTA PAULA
03N/21W-15C06	CITY OF SANTA PAULA
03N/21W-16A02	CITY OF SANTA PAULA
03N/21W-16G01	CITY OF SANTA PAULA
03N/21W-30H03	SATICOY FOODS CORP.
03N/21W-30H05	SATICOY FOODS CORP.
03N/21W-19M01	J.M. SHARP COMPANY
03N/21W-20J04	JOHN SHORES FAMILY PARTNERSHIP
02N/22W-03B01	SHOZI BROTHERS
02N/22W-01M03	FRANK SILVA
02N/22W-01M04	FRANK SILVA
03N/21W-29K02	SOUTHERN PACIFIC MILLING
03N/21W-29K03	SOUTHERN PACIFIC MILLING
03N/22W-27M02	SOUTHERN CALIFORNIA EDISON
03N/21W-15C04	THERMAL BELT MUTUAL WATER COMPANY
03N/21W-30E01	TRI-LEAF NURSERY
02N/22W-02E03	TUCKER RANCH

State Well No.	Name
02N/22W-03K02	TUCKER RANCH
03N/21W-29E01	VENTURA COUNTY JAIL
03N/21W-30H07	VENTURA COUNTY JAIL
02N/22W-02G01	VENTURA COUNTY PARKS
02N/22W-03P01	VENTURA UNIFIED SCHOOL DISTRICT
03N/21W-21E03	THOMAS H. VINT
03N/21W-19G03	WALKING BEAM RANCHES
03N/21W-21E02	WILLIAM WALLACE
02N/22W-02J03	WE 5 PROPERTIES
03N/22W-23G01	JAMES WILLIAMS

LAND OUTSIDE OF SANTA PAULA BASIN
RECEIVING WATER FROM THE BASIN

1. Alta Mutual Water Company, Inc. serves properties outside of the Basin, which are as follows:

   - Lloyd Partnership, Sexton Canyon, Parcel Nos. 128-0-060-125 and 140
   - Nichols and Associates, West of Kimball Avenue, Parcel No. 088-0-040-110 and 130
   - Bird of Paradise Ranch, Parcel Nos. 065-0-150-170 and 066-0-150-180
   - Browkaw Nursery, West of Brown Barranca, Parcel Nos. 128-0-060-125 and 140
   - Cherrie, Gene & Marty, West of Kimball Avenue, Parcel Nos. 085-0-010-165, 175 and 195
   - R.H. Smith Family Partnership, North of Foothill/East of Wells Road, Parcel No. 064-0-120-015, 055, 045 and 064-0-280-060.

2. Farmers Irrigation Company, Inc. serves the Limco Del Mar Ranch, Inc. and the Daniel M. Campbell properties near Hill Road in Ventura. Assessor parcel numbers are as follows:

   - Limco Del Mar Ranch, Inc., 085-0-010-150
   - Daniel M. Campbell, portion South of Telegraph Road, adjacent to the Limco Del Mar Ranch, Inc., 083-0-040-295
   - Smith, RH Family Partnership, Alsio Canyon, (Alta Mutual Water Company, from Farmers Irrigation Company) several parcels: 035-0-270-095, 105, 115; 064-0-050-035, 085; 064-0-061-075 and 064-0-063-055.
   - Calvary Chapel Farmers, Inc. in Adams Canyon has a Northern parcel with the number of 038-0-010-115.

EXHIBIT "C"

APPENDIX -- SANTA PAULA BASIN BACKGROUND AND MONITORING PROGRAM

CONTENTS

LIST OF TABLES

APPENDIX -- SANTA PAULA BASIN BACKGROUND AND MONITORING PROGRAM

This document is the appendix for the Stipulated Judgment among the City of San Buenaventura, intervenors represented by the Santa Paula Basin Pumpers Association, and United Water Conservation District (UWCD). The Stipulated Judgment contains provisions regarding operation and pumping from the Santa Paula basin, and the Appendix contains background information and basin monitoring procedures upon which the judgment is based.

1. INTRODUCTION.

The purpose of this Appendix is to describe to the extent necessary, the background hydrogeologic conditions of the Santa Paula basin, the monitoring plan for collecting data, well interference, if any, and other matters from which the condition of the groundwater basin can be determined. This Appendix also describes the duties and responsibilities of the parties who will jointly prepare an annual report on the condition and trend of the Santa Paula basin.

2. OVERVIEW OF SANTA PAULA BASIN.

A. Location and dimensions. The Santa Paula basin (shown on Exhibit A to Stipulated Judgment) is located along the Santa Clara River, between Saticoy and Santa Paula Creek on the east side of the City of Santa Paula. The basin is bounded by the Sulphur Mountain foothills on the north and South Mountain on the south. The basin is elongated in a northeast-southwest direction about 10 miles long and as much as 3.5 miles wide. The surface area of the basin is approximately 13,000 acres, and ranges in elevation from 270 feet above sea level near the City of Santa Paula to about 130 feet above sea level near Saticoy. On-going uplift along the Oak Ridge and other faults has created a deep basin, with Plio-Pleistocene deposits reaching in excess of 10,000 feet thick in the basin.

B. Hydrogeology. The principal fresh water-bearing strata of the Santa Paula basin are the Pleistocene San Pedro Formation, overlying Pleistocene river deposits of the ancient Santa Clara River, alluvial fan deposits shed from the uplifted mountain blocks, and recent river and stream sediments deposited locally along the Santa Clara River and its tributaries. These water-bearing sediments are underlain by relatively impermeable Pliocene and older units.

The sediments of the basin have been warped into a syncline that is oriented in a northeast-southwest direction along the center of the basin. To the east, the Santa Paula basin is considered

to be in hydraulic connection with the Fillmore basin. To the south, the Oak Ridge fault forms a partial barrier to groundwater movement. On the north, the San Pedro Formation is exposed along the foothills, and rainfall on the surface exposures or streams crossing that sediments provide some groundwater recharge to the basin. The Santa Paula basin borders the Montalvo and Mound basins on the west. The San Pedro Formation is uplifted along this western flank of the Santa Paula basin and geologic structures such as the Country Club fault are present.

Groundwater pumped from the eastern and central portions of the Santa Paula basin is considered to come primarily from unconfined aquifers. However, a combination of overlying fine-grained alluvial-fan sediments and interlayering of sediments in the San Pedro Formation form confining conditions in the western portion of the basin. During high rainfall years, wells in this western portion may flow under artesian conditions and rising water is common in the Santa Clara River at the western edge of the basin.

The primary recharge to the Santa Paula basin is by percolation from the Santa Clara River, Santa Paula Creek, and other tributaries, and by underflow from the Fillmore basin. Recharge from the Santa Clara River is limited to reaches north of the Oak Ridge fault, which restricts the amount of recharge that the basin can receive in any year.

C. Groundwater Elevations. UWCD and its predecessors have measured groundwater elevations within the Santa Paula basin since the early part of the century. Ground-surface elevations decrease from northeast to southwest in the basin and, accordingly, the natural hydraulic gradient also declines.

D. Water Level Fluctuations. Within the Santa Paula basin, most notably in the Saticoy area, there are localized lenses of clay. These confining beds cause some wells to flow following periods of higher rainfall. Additionally, the Oak Ridge fault, Country Club fault (postulated), Saticoy fault and other subsurface geologic anomalies cause artesian conditions to occur more or less continuously. For example well 02N/22W-0K07 (Alta #9) flowed in March of 1983. Well 03N/21W-31L01 flowed in March of 1993. These flowing conditions are not found in the unconfined eastern part of the basin.

E. Santa Clara River Base Level. The base level of the Santa Clara River has changed during this century, caused by local gravel mining and upstream impoundments. Degradation of the river has been measured. The river has been degraded by as much as 15 feet or more where it flowed across the Santa Paula basin. This degradation has been stabilized locally by the Freeman Diversion, completed in 1991, upstream from Saticoy, which will result in aggradation upstream therefrom.

F. Localized Well Interference.

1. Vanoni Well (2N/22W-2K08). The Vanoni well is located about 275 feet south of the City of San Buenaventura's well (2N/22W-2K09 herein Saticoy well No. 2).

Vanoni's well is 240 feet deep with perforation intervals from 24 to 108 feet. When Saticoy well No. 2 (-2K09) is pumping, the water level in the Vanoni well is lowered 11 to 12 feet under certain conditions. When Saticoy well No. 2 and the Vanoni well are both pumping, the water level in the Vanoni well under certain conditions is lowered approximately 38 feet. When the Alta Mutual well (-2K07) is pumping, the water level in the Vanoni well is lowered 3 to 4 feet.

2. Alta Mutual (2N/22W-2K07). The Alta Mutual well is located about 535 feet southeast of Saticoy well No. 2. The Alta well is perforated at three intervals down to 698 feet which is the depth of the well. When Saticoy well No. 2 is pumping, the water level in the Alta Mutual well is lowered 5 to 6 feet under certain conditions.

3. OVERVIEW OF WATER SYSTEMS

A. Introduction. Water users in the Santa Paula basin receive and deliver water in a variety of ways. An overview of the water systems of the City of San Buenaventura, City of Santa Paula, and agricultural pumpers is included in this section.

B. City of San Buenaventura. The City of San Buenaventura obtains its water supply for municipal and industrial demands from five different sources:

- Ventura River (Foster Park)
- Lake Casitas (Casitas Municipal Water District)
- Oxnard Plain Basin Groundwater (Golf Course Wells)
- Mound Basin Groundwater (Victoria Well)
- Santa Paula Basin Groundwater (Saticoy Well)

Ventura River

The City's oldest source of water supply is the Ventura River from the Foster Park Diversion. This facility includes an underground dam, a surface water diversion, two active subsurface intake pipes and four shallow wells (Nye Wells) within the Ventura River alluvium. Water from the Foster Park facilities is treated at the City's Avenue Water Treatment Plant, which has a nominal capacity of 13 mgd and can be operated at up to 15 mgd. The Foster Park supply is highly variable based on local hydrologic conditions. During the period of 1971-1990, the diversions averaged 5,866 acre-feet/year. Historically, diversions have ranged from a high of 9,874 acre-feet/year in 1992 to a low of 1,463 acre-feet/year in 1951 at the end of a four-year drought. The minimum supply in the recent drought was 2,860 acre-feet/year. The quality of the Foster Park supply varies with the hydrologic conditions. Average TDS concentrations are 660mg/l.

The historical minimum diversion from Foster Park occurred before construction of the Lake Casitas facilities. Hydrologic analysis of this source indicates that the minimum expected annual

supply from this source should be about 700 acre-feet. In August 1991, the City installed instrumentation at the Avenue Water Treatment Plant (Avenue WTP) which allows this facility to operate 24 hours per day as opposed to the previous two shifts, 16 hours per day operation. This will enable the City to better utilize flows at Foster Park. These improvements increase the capacity of the Avenue WTP to about 14,000 acre-feet/year.

Major facilities are also underway to help move Ventura River water to the eastern part of the City to reduce Ventura's need to use as much groundwater. Included are improvements to:

- Foster Park Diversion
- Avenue Treatment Plant
- Major Transmission Lines
- Booster Pump Stations

Lake Casitas

The Casitas Dam and Reservoir Project was constructed by the U.S. Bureau of Reclamation (BuRec) in 1959 to provide water supply for the Casitas Municipal Water District (Casitas MWD) service area. Lake Casitas has a total storage capacity of 254,000 acre feet, of which approximately 250,000 acre feet is usable storage. Recent studies conducted for Casitas MWD determined the safe yield of Lake Casitas to be 21,500 acre-feet per year. Recent demands on the lake have ranged from 26,180 acre-feet in 1989 to 12,042 acre-feet in 1992. Over the past 20 years, City of San Buenaventura's annual use of Casitas water has been as high as 11,998 acre-feet in 1974 and has averaged 7,310 acre-feet.

Casitas MWD has developed a five stage Water Efficiency and Allocation Program Ordinance to balance supply with demand. Stage 2 of this ordinance includes an allocation for the City of San Buenaventura of 7,090 acre-feet/year. It is likely that Stage 2 will not go into effect until the reservoir storage drops to about 90,000 or 95,000 acre-feet. Stage 5 would be implemented during periods of extreme drought when Lake Casitas storage drops below 65,000 acre-feet. Under Stage 5, the City's allocation would be reduced to 70 percent of the Stage 2 allocation, or 4,963 acre-feet/year. The quality of the Lake Casitas supply is generally good with a total dissolved solids concentration averaging 450 mg/l.

Oxnard Plain Basin

The City of San Buenaventura has operated wells at the Buenaventura Golf Course since 1961. Currently, three wells extract groundwater from the Fox Canyon Aquifer of the Oxnard Plain Basin. The Golf Course Booster Pumping Station limits the combined yield of these wells to 8.6 mgd. A fourth well is not used due to poor water quality. The Fox Canyon groundwater Management Agency (FCGMA) was created by the State Legislature in 1982 to manage the groundwater resources of the Oxnard Plain Basin with the objective of controlling overdraft and seawater intrusion. In January 1991, the FCGMA implemented Ordinance 5 to regulate and reduce

groundwater extraction. The City of San Buenaventura's baseline allocation was determined using the 1985-1989 production of the Golf Course wells and is set at 5,459 acre-feet/year. This allocation will be reduced in steps until the year 2010 when the City's allocation will be 75 percent of the baseline or 4,094 acre-feet/year. As of December 1994, Ventura has banked approximately 12,500 acre-feet for future use by using less than the allocation in recent years. The Oxnard Plain Basin has water quality problems including salinity, nitrates, iron, manganese, fairly high hardness and sulfates. The City's Golf Course wells have averaged about 1,100 mg/l TDS with a range of 1,000 to 1,240 mg/l.

Mound Basin

The Mound Groundwater Basin underlies much of the City of San Buenaventura. The Victoria Well, located at the County Government Center, is the only City of San Buenaventura well extracting water from this basin. The current production capacity from the Victoria Well is approximately 9.8 acre-feet per day. The safe yield of the Mound Basin has been estimated at about 10,000 acre-feet/year and basin production in 1989 was estimated to be about 7,600 acre-feet/year (Staal, Gardner and Dunne, Inc., October 1990). Groundwater in the Mound Basin is generally of poor quality and is the highest TDS water source the City of San Buenaventura currently uses. The TDS has ranged from 1,100 to 1,800 mg/l and the water is high in hardness, sulfates, iron and manganese.

Santa Paula Basin

The Santa Paula Basin underlies a portion of the lower Santa Clara River valley and supplies most of the agricultural demand in the area and the City of Santa Paula. There is no consensus estimate of safe yield for the Santa Paula Basin. The City of San Buenaventura recently activated Saticoy Well 2, located in the western portion of the basin near Telephone Road and Wells Road. This well replaced the abandoned Saticoy Well 1. An EIR is currently in preparation for Saticoy Well 3. It is expected that the Saticoy wells will each be capable of producing 11 acre-feet per day. These two wells would be operated to produce an average of 3,000 acre-feet/year. This groundwater is treated at the Saticoy Water Conditioning Facility to reduce iron and manganese and high nitrates. The Saticoy wells are projected to have a TDS concentration of 1,000 mg/l.

C. Santa Paula Water Works, Ltd. The municipal and industrial water supply for the City of Santa Paula and surrounding areas has been provided by an investor owned utility, Santa Paula Water Works, Ltd., since the 1860's. The private company was incorporated in 1891 and has been regulated by the California Public Utility Commission since the early 1900's. The City of Santa Paula purchased this private company on January 2, 1996.

In the 1800's the system consisted of a diversion structure on Santa Paula Creek with open channels to deliver water to the residents of the area. In the early 1900's water lines were installed to serve its customers. In the 1920's the first wells were dug to augment the creek supply and to develop an on demand system.

Until 1971 the company enjoyed two sources of supply to meet the needs of the municipal and industrial system. Increased recreational activity along Santa Paula Creek above the diversion caused bacteriological problems in the water. In 1971 the California Department of Health Services stopped the delivery of creek water for domestic purposes. Since that time creek water has only been used for agricultural irrigation purposes along Santa Paula Canyon.

Treating the creek water for domestic purposes was not cost effective as the flow in the creek in most years was very low during the summer season when the system demand was the highest.

On the average nearly 70 percent of the water used for irrigation purposes on approximately 750 acres of citrus and avocados in the Santa Paula Canyon comes from Santa Paula Creek. Historically, two wells in the Santa Paula Basin have been used to make up the water that is not available from the creek. These two wells have had the capability to deliver water into the domestic system for peaking purposes. In recent years nitrates have caused a problem in these two wells restricting this water's use for domestic purposes.

The last of the initial three wells that were dug for the system was abandoned in 1993. Some of the other older wells are now being abandoned with new replacement wells coming on line. The most recent replacement well was started in 1995.

The Middle Road Mutual Water Company was established in the mid 1950's to serve domestic water to those ranches along Foothill Road and Santa Paula Street between Peck and Cummings Roads. They obtain all of their water from Santa Paula Water Works, Ltd., which has varied from 50 to 90 acre feet per year.

The average annual production from the basis for all uses from 1981 through 1990 by Santa Paula Water Works, Ltd. was 5,646 acre feet. The average or per capita use of water has been on the decline since the 1977 drought.

D. Agricultural Pumpers. Irrigation water is pumped from wells in the Santa Paula Basin. There is also a limited use of the water being discharged from the Santa Paula Wastewater Treatment Plant along the Santa Clara River.

The three major mutual companies which serve the majority of the water pumped from the basin are as follows:

1. **Farmers Irrigation Company, Inc.** serves approximately 5,000 acres of land and has used 8,726 acre feet annually during the period from 1981 through 1990. Peak annual demand has reached approximately 12,000 acre feet. It serves agricultural lands from approximately Peck Road in Santa Paula to Hill Road in Ventura and from the Santa Clara River area to approximately Santa Paula Street to the north.

- **Aliso Mutual Water Company,** a membership holder of the Farmers

of groundwater conditions within the Santa Paula basin. Following a compilation and preliminary analysis of these data by United Water Conservation District, a report of evaluations, conclusions, and recommendations will be prepared annually.

A. Data Availability. Through the years, a number of agencies have routinely collected data on surface and groundwater conditions within and adjacent to the Santa Paula basin as indicated in Table 1.

Table 1. Examples of Data Sources

Source	GrdWtr Level	Pump-age	GrdWtr Qual	Surf Water Flow	Climate	Crops
San Buenaventura	X	X	X			
Santa Paula Basin	X	X	X			
United Water Cons. Dist.	X	X	X	X	X	
US Geological Survey				X		
County of Ventura	X		X	X	X	
Calif DWR						X
Res Cons Dist Mobile Lab						
Others						

UWCD collects groundwater elevation data on a monthly basis from 2 groundwater wells and on a semi-annual basis from 49 groundwater wells in the Santa Paula basin. Additionally, UWCD collects pumpage data from each pumper on a semi-annual basis within its district including the Santa Paula basin.

B. Monitoring Program. The following Santa Paula basin data will be collected and reported upon in the indicated manner.

1. Groundwater Levels. Groundwater levels will be measured at key wells and at times intervals to be identified by the Technical Advisory Committee (TAC). The data will be presented in the Santa Paula Basin Annual Report.

2. Pumpage Data. Semi-annual pumpage data will be collected by UWCD from all wells within the Santa Paula basin and reported and submitted to the TAC.

3. Water Quality Data. Water quality data will be collected from wells in the Santa Paula basin as may be determined by the TAC. The quality data will be reported annually in the Santa Paula Basin Annual Report. In addition, 6 to 10 of the wells will be sampled on a semiannual basis and reported in the Annual Report.

4. Surface Water. Both UWCD and the County of Ventura monitor flow rates and surface water quality in the Santa Clara River and its tributaries. UWCD conducts quarterly monitoring of quality at four points along the river, as well as in Lake Piru and its outflow. This information will become part of United's GIS data base. In addition, DWR and the USGS are engaged in cooperative research projects with UWCD that include surface water quality monitoring.

5. Climatological Data. Data and information regarding rainfall and evapotranspiration will be collected on a daily basis in order to determine the climatological factors influencing irrigation and residential use. This information is presently collected by UWCD and includes rainfall at several locations in and adjacent to the Santa Paula basin, and evaporation at UWCD station, at El Rio and the California Irrigation Management Information System station at Piru.

6. Crop Production. In order to supplement the analysis of reported pumping data, and to analyze longer-term trends in water use in the basin, crop production in the basin will be tracked by general crop type and acreage. This analysis will be documented periodically as determined by the TAC, and will integrate information from the Agricultural Extension Service, the Departments of Water Resources and Conservation, and the Pumpers Association. These data will be put into the GIS data base, with additional calibration from interpretation of remote sensing products (e.g., color infrared images).

5. ANALYSIS OF BASIN DATA

United Water Conservation District will coordinate data measurement and compilation. UWCD will then analyze the information, and prepare a Santa Paula Basin Annual Report. The following information will be analyzed:

Groundwater Levels - Hydrographs of at least four index wells, long-term trend of index wells, contours from semi-annually-monitored wells, changes in basin storage from GIS data.

Pumpage Data - Tabulation and plots of annual pumpage data, comparison with the average and with the extraction limits set in settlement.

Groundwater Quality Data - Examination of data to determine any problem constituents, plots of critical constituents, display of problem constituents on GIS maps, analysis of water quality trends.

Surface Water - Examination of water quality, analysis of any problem constituents.

Climatological Data - Determination of weather cycle by comparison with historic.

Irrigated Crops - Analysis of crop types and acreages every five years, determine change in irrigation demand.

6. BASIN WATER SUPPLY ENHANCEMENTS.

Physical solutions to water rights litigation are preferred so as to allow pumpers to efficiently use the quantity of water needed for beneficial uses. Physical solutions mean the implementation of a procedure or project which would augment existing supplies, or make better use of existing supplies. In the case of the Santa Paula basin, a number of projects have been or are currently being studied which could augment basin supplies either directly, or through in-lieu recharge.

In anticipation that water elevations may decrease or pumpage increase in the future to an adverse level, the City of San Buenaventura, Pumpers Association and UWCD agree to explore or continue exploring, the possibility of implementing a number of physical solutions which include water use efficiency, artificial replenishment of the aquifer in the Santa Paula basin, re-sequencing supply sources, importation of Sate Water, desalination, and other proposals.

A. Water Use Efficiency. As a matter of policy, Best Management Residential and Agricultural Practices (BMP's) will be used on an on-going basis within the Santa Paula basin by all pumpers and consumers. To a large degree, these practices encourage conservation and efficient

use of existing supplies through careful, moderate, and efficient use of available water.

B. Replenishment of the Basin. Recharge of the Santa Paula basin from the Santa Clara River is most effective at the eastern end of the basin where the Santa Clara River flows to the north of the Oak Ridge fault. UWCD is now cooperating with the U.S. Geological Survey (USGS) on a comprehensive study of the groundwater basins of the Santa Clara River upstream to about 1 mile east of the community of Piru. As part of this study, the USGS has been requested to evaluate the potential for constructing spreading grounds in, or adjacent to, the Santa Clara River channel in the vicinity of the City of Santa Paula.

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